Exhibit 2

VENDOR AGREEMENT

THIS VENDOR AGREEMENT (the “Agreement”) entered into by and between American Builders & Contractors Supply Co., Inc. (“ABC”), including its division Amcraft Building Products (“Amcraft”), its successors and assigns, 1195 Prince Hall Dr., Suite B, Beloit, Wisconsin 53511 (“Amcraft”), and Alpha Pro Tech Engineered Products, Inc. (“Vendor”), as of the date set forth at the end of this Agreement.

For good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. Purchase Orders.  Every Purchase Order (“Order”) issued by ABC or Amcraft to Vendor, however transmitted by ABC or Amcraft to Vendor, and all purchases made by ABC from Vendor, shall be subject to all terms and conditions contained in this Agreement and the terms and conditions printed on the reverse side of each Order, as may be amended by ABC or Amcraft from time to time (the “Terms and Conditions”).  To the extent the terms and conditions of an Order and this Agreement conflict or are inconsistent, this Agreement shall control.  An Order is void unless issued by an authorized agent of ABC.

2. Acceptance.  Each Order shall be deemed satisfactory to and accepted by Vendor according to the Terms and Conditions if any shipment of merchandise is made or if the Order is counter-signed, acknowledged, or confirmed by the Vendor.  There shall be no changes or modifications by Vendor to an Order unless consented to in writing by an authorized agent of ABC prior to Vendor’s shipment of any merchandise.

3. Title and Risk of Loss.  When an Order is designated FOB destination (or equivalent), no liability is incurred by ABC or Amcraft and risk of loss and legal title shall not pass to Amcraft until receipt of the merchandise by ABC or an authorized agent of the customer designated by ABC on the Order at the designated final destination in good condition.

4. Price Changes.  Amcraft shall be notified in writing at least forty-five (45) days prior to any price change in Vendor’s price list.

5. Labeling and Marketing Materials. If Vendor is labeling the merchandise with the private label(s) of Amcraft vendor shall bear the cost of printing said labels, which shall not be modified, removed or replaced without the express written consent of ABC.  Vendor shall provide reasonable quantities of Vendor’s most current literature, including any material safety data sheets, and any updates as needed, to Amcraft for its use to ensure that Amcraft and ABC remain adequately informed as to the intended uses, qualities, specifications and limitations of use regarding the merchandise. Vendor acknowledges that Amcraft is the owner of all marks, trade dress and related material provided to Vendor by ABC for such private labeling.

6. Warranties and Guarantees. Vendor agrees that all representations, warranties, whether express or implied, and all guarantees shall survive receipt of the merchandise (with or without inspection), inspection, installation, acceptance, and payment by Amcraft, ABC and ABC’s customers.  Approval by Amcraft of Vendor’s design or materials shall not relieve Vendor or any of Vendor’s suppliers from any obligations under any warranties, representations, or guarantees.  Vendor, by accepting an Order or shipping merchandise to ABC, represents, warrants and guarantees the following:

(a) The merchandise will be of all new materials, of good quality and workmanship, merchantable, fit for its intended purpose and any particular purpose known to Vendor, conform with all Vendor’s and its supplier’s descriptions and specifications, and be free from any and all defects in labeling, packaging, condition, use, operation, instruction, contents, material, workmanship or otherwise, and conforms and complies with all applicable and current industry standards regarding product composition, manufacture, condition, safety, use and durability.

 (b) The price and other Terms and Conditions of sale, the merchandise, and all promises, covenants, guarantees, warranties, promotional and advertising materials, labels, warnings, data sheets, specifications, instructions, packaging, containers and all other documents and materials furnished by Vendor or its suppliers in connection with the merchandise (collectively, the “Product Information”), except as provided to Vendor by Amcraft in conjunction with Paragraph 5 above, comply with all applicable federal, state, and local laws, ordinances, codes, rules, and regulations which apply in the jurisdictions where ABC has branches, whether now in existence or hereinafter enacted, as they may be amended from time to time (collectively the “Laws”).

(c) Vendor has all right, title and interest in and to the merchandise delivered or to be delivered, and title in and to such merchandise shall pass to ABC free and clear of any liens, claims and encumbrances of any kind.

(d) Alpha Pro Tech Engineered Products, Inc. does not guarantee results from use of such products or other information herein and disclaims all liability for any damage or loss, including incidental and consequential damages. Except as expressly set forth herein, NO WARRANTY, EXPRESS OR IMPLIED, IS GIVEN AS TO THE MERCHANTABILITY, FITNESS

FOR PARTICULAR PURPOSE, OR OTHERWISE WITH RESPECT TO THE PRODUCTS REFERRED TO.

7. Indemnification. Vendor shall indemnify, defend, and hold ABC, its affiliates, parents, subsidiaries, employees, officers, directors, attorneys, representatives, and agents (collectively, the “ABC Parties”), harmless against and from any and all demands, claims, lawsuits, judgments, losses, product recalls, civil penalties or actions, costs, liabilities (joint and several), damages (including, without limitation, incidental, consequential, exemplary and punitive), penalties, fines, taxes, fees and expenses (including reasonable attorneys’ fees) incurred or to be incurred, whether in investigating or in attempting to avoid the same or oppose the imposition thereof (collectively, “Losses”), which may be made, brought, levied or assessed against any of the ABC Parties, arising or alleged to have arisen out of an act or omission of Vendor.  This indemnity shall not apply if the Losses are caused in whole or in part by any act or omission of ABC or Amcraft.

8. Insurance. Vendor will maintain the general liability insurance described on the attached Certificate.  Additionally, ABC and Amcraft will be added to the vendor’s general liability policy as an additional insured and its insurer will endeavor to provide ABC with thirty (30) days prior written notice of non-renewal, cancellation or other change in Vendor’s coverage which may impair or otherwise affect Amcraft and ABC’s rights thereunder.  Vendor further agrees to forward a copy of this Agreement to its insurer.

9. Returns of Merchandise.  Notice of non-conformity or defects in the merchandise or of any other breach by Vendor of the Terms and Conditions of an Order will be considered made within a reasonable time, if made within a reasonable time after the later of: (a) being discovered by Amcraft, ABC, its customers or the ultimate user of the merchandise, or (b) notice is given to Amcraft or ABC by its customers or the ultimate user of the merchandise.  All defective merchandise shall be returned to Vendor at the sole cost and expense of Vendor.  The return of such merchandise shall not relieve Vendor from liability for failure to ship conforming merchandise or for the breach of any guarantees, representations or warranties, whether express or implied.

10. Recall.  In the event of a recall, replacement, repair or refunds on a mass scale with respect to all or part of any merchandise or the Product Information (a “Recall”), for any reason, Vendor shall take all necessary actions and pay all costs and expenses of such Recall (including reimbursement to ABC for its “out-of-pocket” expenses). Vendor shall accept return of all of the recalled merchandise and Product Information, whether such merchandise and Product Information is in ABC’s inventory or has been sold by ABC, and Vendor shall refund to ABC or its customers, as applicable, all monies paid for the recalled merchandise and Product Information.

11. Costs and Expenses.  In the event of litigation for breach of this agreement the prevailing party shall recover from the other party its reasonable costs and attorneys’ fees incurred in connection with any such litigation.

12. Modifications; Severability; Entire Agreement.  There shall be no changes or modifications to this Agreement or an Order, including through the course of dealing, unless consented to in writing and signed by an authorized agent of Amcraft.  Determination that any provision of this Agreement or any Order is illegal or invalid shall not affect the validity or enforceability of the remaining provisions of this Agreement or any other Order, and this Agreement and each Order shall be construed as if the invalid, illegal or unenforceable provision had never been contained in such document.  Except for any express or implied representations, warranties and guarantees made by Vendor, and except for any supplemental agreements or amendments to this Agreement, this Agreement and the Orders represent the entire agreement of the parties with respect to the subject matter hereof.

13. Waiver.  No provisions of this Agreement shall be waived or shall be construed to be waived by either party unless such waiver is in writing and signed by an authorized representative of the party for whose benefit the provision is given.  Waiver of any terms or conditions of this Agreement or Order or waiver of any breach hereof shall not be construed as a waiver of any other terms or conditions or of any subsequent or continuing breach.

14. Assignment.  Vendor shall not assign, transfer or otherwise convey its obligations hereunder or with respect to any Order without the prior written consent of Amcraft.

15. Applicable Law; Jurisdiction.  This Agreement and each Order shall be construed and enforced in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws principles.

16. Counterparts.  This Agreement may be signed by facsimile in one or more counterparts and at such time as each party has signed and delivered at least one counterpart to the other party hereto, each counterpart shall be deemed an original, and, together, the counterparts shall constitute one and the same Agreement.

17. Notices.  Any notice required by this Agreement shall be in writing and shall be deemed to be duly given when delivered in person or transmitted by registered or certified mail addressed to the party to whom the notice is given at its address shown in the Preamble for Amcraft (addressed to the attention of the General Manager), or below at the address identified for the Vendor below its signature, or at such other address as the addressee shall have theretofore furnished in writing to the other party as follows:

18. Authority.  Each party represents that it has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on 23, 2007.

AMERICAN BUILDERS & CONTRACTORS		ALPHA PRO TECH ENGINEERED
SUPPLY CO., INC., Including its division		PRODUCTS, INC.
AMCRAFT BUILDING PRODUCTS, INC.

Jerry Juszak	(signature)	Danny Montgomery	(signature)
Jerry Juszak	(printed name)	Danny Montgomery	(printed name)
General Manager for Amcraft Building Products	(title)	S.V. Engineered Products and Manufacturing	(title)

Address of Vendor:
301 South Blanchard Street
Valdosta GA 31601